EXHIBIT 99.1

For Immediate Release

Press Contact:	Jerry R. Fabian SPARTA, Inc. (949) 583-8161 x305 jfabian@sparta.com

SPARTA, Inc. TO PURCHASE MCAFEE RESEARCH ASSETS

Wednesday, January 12, 2005

     Lake Forest, Calif., January 12, 2005 — SPARTA, Inc. has signed definitive agreement to purchase the assets of McAfee Research and will acquire the research contracts currently in place as part of this agreement.

     McAfee Research conducts advanced computer and network security research focused on a variety of different technologies including: host, network, and wireless intrusion prevention; malicious code defense; security policy and management; high performance assurance and forensics; and, threats, attacks and vulnerabilities. McAfee Research has worked with government agencies such as the Defense Advanced Research Projects Agency, the Advanced Research and Development Activity of the national intelligence community, the National Security Agency and the Army Research Laboratories.

     In response to rapidly changing national directions, much of the content of McAfee Research’s efforts has transitioned from historically unclassified research to classified research and development activities. Upon closing, the group will become a part of SPARTA.

     SPARTA is committed to supporting and building the McAfee Research business and we intend to extend employment offers to approximately 40 McAfee Research employees who are critical to the growth and expansion of SPARTA’s capabilities in the information assurance business.

     Financial terms of the deal were not disclosed.

     “We are very pleased to be able to augment our current information security capabilities with the world-class research and development talent coming to us from McAfee.” Said Dr. Robert Sepucha, SPARTA’s CEO. “This acquisition gives SPARTA the ability to offer our customers access to cutting-edge security technology and provides a natural transition path from R&D to fielding for advanced security technology.”

About SPARTA, Inc. —

SPARTA, Inc. is an employee-owned company headquartered in Lake Forest, California, with over 20 offices throughout the United States. SPARTA has enjoyed over 25 years of nationally recognized achievement as a provider of world-class technical products and services to the Defense, Intelligence, and Homeland Security sectors of the Federal Government For more information, visit www.sparta.com.